Exhibit 99.6

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William McWhirter
Senior Vice President and Group President
Construction Products and Inland Barge Groups
February 16, 2012

Thank you Antonio and good morning everyone.

Our Construction Products Group continued to perform well during the fourth quarter producing an operating profit of $11.2 million for the quarter compared to $6.7 million during the same quarter a year ago. This significant improvement in results is primarily due to two factors: relatively mild winter weather that has continued into 2012 and, to a larger extent, the success of our efforts in 2011 to reposition this segment. During 2011, we reduced our exposure to ready mix concrete while growing our highway products, construction aggregates, and galvanizing business lines. All of these business lines provide us the potential for higher margins with reduced market volatility compared with the ready-mix concrete business.

Looking forward into 2012, I see more opportunities to grow our higher margin businesses through acquisitions and continue our efforts to improve our overall returns within the Construction Products Group.

Moving to our Inland Barge group:
For the 4th quarter, our barge business had sales of $150 million and reported operating profit of $39.6 million. $17.0 million of these operating profits were a one-time gain related to the flood that occurred at our facility in May of 2011. The net result is a normalized profit of $22.6 million for the 4th quarter, which compares with $18 million in the same quarter of 2010.

Barge movement of petroleum products, chemicals and coal continues to be strong. During the quarter, we signed $80 million in new orders. Our barge backlog now stands at $495 million dollars at the quarter’s end. Market activity for new barges for 2012 and 2013 continues to be encouraging.

Overall, I am very pleased with the 2011 performance of both our Barge and Construction Products Groups. Our team of employees had an excellent year.

At this time, I will turn the presentation over to James.